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                                                                    Exhibit 12.1

                            ViroPharma Incorporated
                 Schedule of Ratio of Earnings to Fixed Charges

                                                    Year
                         ---------------------------------------------------------------
                            1997         1998         1999         2000         2001
                         -----------  -----------  -----------  -----------  -----------
Net loss................ (11,449,883) (26,402,116) (29,500,038) (41,817,374) (82,957,448)
Add:
  Fixed charges.........     194,512      402,512      434,786   10,100,287   11,978,112
                         -----------  -----------  -----------  -----------  -----------
Earnings as Adjusted.... (11,255,371) (25,999,604) (29,065,252) (31,717,087) (70,979,336)
                         ===========  ===========  ===========  ===========  ===========
Fixed Charges:
  Interest (Gross)......      64,492      151,712      153,956    9,102,914   10,800,693
  Portion of rent
   representative of the
   interest factor......     130,020      250,800      280,830      319,110      358,962
  Amortization of debt
   issuance costs.......         --           --           --       678,263      818,457
                         -----------  -----------  -----------  -----------  -----------
Fixed charges...........     194,512      402,512      434,786   10,100,287   11,978,112
                         ===========  ===========  ===========  ===========  ===========
Deficiency of earnings
 to cover fixed
 charges................  11,449,883   26,402,116   29,500,038   41,817,374   82,957,448
                         ===========  ===========  ===========  ===========  ===========